IoTeedom

IoTeedom facilitates the growth of SMART cities worldwide using advanced urban planning software. Designed to empower local communities, our platform connects city officials, businesses, and global investors to create a lasting social impact.

Invest

$107.58 minimum investment

Deadline November 19, 2020
in a month

Share Price
$9.78

Total Raised
$215

Valuation
$929,100

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

IoTeedom is a tool for creating scalable solutions to issues and crises within cities. Through accurate information sharing and behavior tracking, IoTeedom promotes sustainability, economic growth, and social impact, all while keeping cities, businesses and residents accountable for their actions.

DEAL HIGHLIGHTS

- Initial Database of 100 users
- Memorandum of Understanding (MoU) with a Nigerian Municipality
- First use case with pilot project in Ghana for Peace Promotion during the 2020 elections
- Partnerships with US, Nigeria, India, and the Netherlands Embassies

"As a partner of IoTeedom on the concept, build and execution of the final IoTeedom platform in the market, my team works closely with IoTeedom on IT and Business Development. We have plans around the combination of collected user and city data into a streamlined platform to assign added value to these data points."

- Charbel Abi Khalil, Partner

TESTIMONIALS



"I have been trying to put into words all the wonderful work and research you and your company are relentlessly embarking on to help our grassroots projects both at the local council development areas in Lagos, grassroots in India and our SDG (Sustainable Development Goals) concepts and proposals to the Minister here in The Hague Netherlands. Your spreading of SDG awareness and encouraging our grassroots community especially women in social dialogue is quite remarkable.
Our experience of your dedication and being available 24 hours for our public private partnership work on Pro bono and volunteering for the past Nine months is quite commendable as well.
I pray our ongoing projects generate a rewarding impact in the nearest future and a win win endeavour to all."

Ola Olajide
CEO, Ojodu Grassroots Alternatives Foundations, Den Haag, The Netherlands



"At Confluent Media it is our desire to see lives and cities transformed - it is very remarkable in Africa.
We are excited to be part of this amazing project, headed by IoTeedom - US, using SDGs with digital solutions to address global crisis and impact creation of sustainable cities and communities, and the need to create decent work and economic growth.
We hope to win together in this life changing endeavour."

Musah Inuwa
Founder & CEO, Confluent Media, Ghana

PROBLEM

Overcrowding has contributed significantly to a decrease in quality of life in cities across the world. Now with the spread of COVID-19, the current state of the market shows faster spreads and advanced social inequity in areas with low socioeconomic status. These trends will continue to worsen most significantly in Asia and Africa.

> “55% of the world’s population lives in urban areas, a proportion that is expected to increase to 68% by 2050. Projections show that urbanization, the gradual shift in residence of the human population from rural to urban areas, combined with the overall growth of the world’s population could add another 2.5 billion people to urban areas by 2050, with close to 90% of this increase taking place in Asia and Africa” according to a new United Nations data set.

Our government systems, with the recent market crisis, are not designed to sustain the social welfare of our growing populations in these KEY categories:

- Education
- Social Protection
- Health
- Culture
- Environment
- Safety & Defense

The problems we need to mitigate are:

- Increased population
- Decreased safety & security
- Decreased quality of life
- Social inequity
- Increased strain on social programs
- Increased debt-to-GDP margins (or Decreased Economic Growth)

Problem


IOTEEDOM
SMART CITIES
Transform Tomorrow
WE want a CHANGE
THINK global
ACT Local

SOLUTION

Using the data collected on our platform to its fullest potential, we can help solve some of the world's most dire challenges and create lasting positive change. We are dedicated to ensuring data accuracy and the spread of genuine information.

Initial Onboarding Solution:

Offer contracts with cities, local businesses and/or media agencies, beginning with cities of developing countries in Africa.

Economic Growth:

IoTeedom's strategy is to rebrand cities to **SMART (Specific, Measurable, Attainable, Realistic, and Timely) Economies**, based on the city's previous economic obstacles and unsuitable patterns. This will produce a shift to favorable environments for investment and economic growth.



The Software:

Our Software-as-a-Service (SaaS) model aims to provide a resource for more people to learn, communicate, and access data within city and urban planning environments. Our software offers a **technology solution** for interconnected devices, people and the planet.

- Cities manage their public funds, perception and technology portfolios in one central suite
- City officials, investors, and businesses can use the platform for public relations, marketing, and SMART city planning
- 3D images and software for VR environments allow users to visually manage social impact data and its realworld effects
- **SMART city impact metric system:** Already-existing SMART city scores are applied to the IoTeedom-own SCALE
- Insights around sustainability and social impact trends in cities

Community:

IoTeedom plans to give residents the rare opportunity to understand how sustainable and resilient their city is and directly voice their needs. With their input, we can assess where funds should be allocated and tracked toward positive developments within each city.

- Access to press publications and shared media sources
- Residents vote on sustainability and social impact metrics
- Residents report their safety, security, and ability to find jobs in their cities
- Alternative to typical SNG funds management systems

SCALE Score:

Real-time data metrics are used in an effort to increase the **SCALE** (Smart City Action Layer Economic) score of cities. Custom to IoTeedom, SCALE uses a collection of data and user inputs to create a value for each city. The higher the value, the higher the city ranks in terms of sustainability and resiliency, according to both technology and human-validated data. SCALE also determines ROI for investors, stakeholders and city officials in real-time.

Social impact + Digital Solutions (Assets) + Land and/or Jobs Observed (hectares/people) + Regional GDP = **SCALE score**

- Measure sentiment around social impact, such as quality of life, safety, well-being, economic factors, governance, and climate conditions
- Work directly with the local media and communications teams to recommend digital solutions based on social impact metrics
- Citizens track their digital data footprint and are assigned their own score

We believe this data will create a bottom-up approach for SNGs to engineer resources, funds and policies to mitigate against increasing debt-to-GDP margins.

> "The global economy is now experiencing the deepest recession since the Great Depression in the 1930s, with GDP declines of more than 20% and a surge in unemployment in many countries.... Growth prospects depend on many factors, including how COVID-19 evolves, the duration of any shutdowns, the impact on activity, and the implementation of fiscal and monetary policy support. Uncertainty will likely prevail for an extended period."
>
> - OECD, 2020

Social Impact:

IoTeedom seeks to diversify social expenditures to maximize investments, a percentage of which we plan to contribute to each new SMART city project.

- Offer social service support and aid through collaboration with Subnational Governments (SNGs)

IoTeedom plans to actively involve all stakeholders and investors on the platform to show real-time social impact metrics of each SMART city project by region. As we begin to scale, investors will have their choice of which SMART city project they choose to invest in, to supplement investment contributed by IoTeedom in that region. This gives accountability and transparency to investors to measure the impact of their investment in real-time. Investors can provide feedback and insights directly on the platform to communicate to each SMART city based on their data analysis of the social impact metrics.

US-Ghana Business Summit


US-Ghana Business Summit
Theme: Transforming a cultural Diaspora into Business Network
Venue: The College of New Jersey - Science Complex P101 (USA)
2000 Pennington Rd. Ewing Township, NJ 08618


Date: Sat. April 27th, 2019
Time: 11:30AM - 2:30PM
Vincent Harris
Certified Speaker, Coach & Consultant (USA)
Darrel Frater
Early Stage StartUp Advisor & Co Founder The Urban Entrepreneur Centers of America (USA)
Musah Inuwa
Founder/CEO Confluent Media (Ghana)
Andrews Nyantakyi
Co-founder, Femon Travel and Tours Limited Minnesota (USA)
Ismail Mohammed Usman
Entrepreneurship consultant & Project Manager, Confluent Media (Ghana)
Hosts:
URBAN
ENTREPRENEUR CENTERS OF AMERICA
"A DISRUPTIVE COMMUNITY IDEA"
Confluent Media
Partners:
MOE
FEMON
TRAVEL & TOURS LTD

Cities to SMART Economies

IoTeedom's software offers a technology solution for interconnected devices, people and the planet. Our service provides a tool for crisis mitigation, information sharing and behavior tracking. IoTeedom helps to mitigate change, behavior and public perception for positive economic growth. By deploying the IoTeedom software, the city's main strategy is to gather data and rebrand the city around previous obstacles such as politics, unfavorable environments, etc. leading to unfavorable economic patterns, whether through governance or GDP, using public perception and media, to shift these perspectives to favorable environments for investment and increase in social impact for a SMART economy.

The IoTeedom SMART City Stages for Deployment:

- Onboarding
- Data Gathering
- Stakeholder Participation
- City Objectives / Definition of Metrics
- Press, Media and Brand Campaigns
- Social Sentiment Tracking
- Community Insights
- Digital Solutions
- Interconnected Software Platform for all members

What Do We Measure?

- Social Impact of SMART City Projects
- SCALE score using collected data (IoTeedom exclusive) Social impact + Digital Solutions (Assets) + Land and/or Jobs Observed (hectares/people) + Regional GDP = SCALE = (Smart City Action Layer Economic) Score
- SCALE to determine ROI for investors, stakeholders and city officials in real-time

Safety and Security

The urban planning solution for the first use case in Ghana focuses on **safety and security** in communities. The solution aims to reduce violence in the country, particularly during extreme times and expressed political differences in advance of the December 2020 elections.

- Violence risk factors are measured based on public perception and IoT, to understand and act on potential threats
- Each perceived level of risk is assigned a SCALE score, through partnership with local law enforcement and small and medium-sized enterprises (SMEs)
- Indications will be flagged by individual users and sent to the city and police

Main Objectives: Promote peace, increase positive social impact, and prevent violence in major Ghanaian cities through active engagement and conversation

Economic Growth

The second use case in Ojodu, Lagos State, Nigeria will center around **economic growth and job creation** in the Farming Industry.

- Gather existing data from farmers and local markets
- Track supply and demand to understand shortages and needs within regions
- Assign a SCALE score to place value on where the most need is based in each city and market

Main Objectives: Connect citizens and urban planners to local business owners and farmers, interconnect Ghanaian and Nigerian networks to promote safety, security and decent work in both countries - creating trade, commodities and jobs

Information Sharing

The third use case will be to scale the US-Ghana Business Summit after promoting peace in Ghana and SMART cities. There have been three successful editions.

- Share economic insights and business resources for start-ups between US and Ghana
- Create US-Ghana and US-Nigeria Business Summits where our users are able to participate in the United States, Ghana and Nigeria to support the local communities and entrepreneurs
- Invest in these events to help organize, increase participation and foster relationships between young entrepreneurs from the US and Africa
- Create a format and package for entrepreneurs to seek counselling, educational resources
- Provide access into these International markets with start-up and attendance fees in a SaaS model

Main Objectives: Accelerate business exchange between the US and Ghana, help expand newly developed SMART city services and favorable business environments, and spread positive messaging around public safety, peace and community between the two countries

The Action Layer Economy



IOTEEDOM
SMART CITIES
The Action Layer Economy
Identify Stages and Stakeholders
Identify the stage your smart city is in, whether in need of a data shadow, map industries to the smart city categories: smart economy, smart services, smart mobility, etc. Who are the key players? Local businesses and larger corporations that can help participate. Let's create a roadmap!
Network with Your Community
This is the common network to share projects, ideas, new city initiatives and announcements in an open forum with a unique profile. You can also create urgent message sharing and optimize data tracking toward contingency plans in real-time.
Upvote on Projects
Which projects are more important than others to you and your community? Here's the place to vote on the projects that effect you and those around you the most. Have a problem with pollution in your city? Want a new open space? Let us and your community members know.
Track Your Sustainability
Track your lifestyle. Do you recycle? Do you commute to work? What are ways to reduce and reuse? Here is the place to track your current sustainability lifestyle and get a score. We will provide optimizations you can do at home and in your city based on what the city projects are offering.

Find Opportunities

Based on the score assigned to you as tracked by your lifestyle tracker and the goals you have set, IoTeedom will match you with people, places and projects in your community that have similar interest in terms of sustainability and smart city initiatives.

Scale Your Score

The more you get involved tracking your score, interacting with your community, implementing projects, the more your score expands. Larger score = more smart city credits to expand the smart economy

WHAT ARE YOU WAITING FOR?
HOW SUSTAINABLE ARE YOU?

Go to IoTeedom.com for more.

User Profiles


IOTEEDOM
SMART CITIES
User Profiles
City/Municipality
Business/Entrepreneur
Resident

User Type	Description
API Key / Software Developer	Access level for software developers and builders of applications. This user profile will have white label access to the IoTeedom score and assigned suite modules. The software developer will have access to the IoTeedom data sets and user experience to incorporate into their own developed products.
Investor	We plan to provide different access to different types of investors and their contribution to each SMART city project. The Investor will be assigned a score based on previous investments and work history. The score will match the investor profile and investment objectives to a SMART city and project with similar scores and objectives defined.
City Planner / Evaluator	City planners will have access to all regional social impact data provided by user access profiles to incorporate into their planning tools. City Planners will have access to work directly with local city councils and stakeholders from businesses and investors to gain their support in their plans based on governance and financial strategy for SMART city projects.
City Leader	City Leader profiles are those holding governance roles in the city or government council that are on board with the initiative or project. This access will also provide legal structure and policy modules for communication to the larger community and SMART city initiatives as means of mitigating security, legal and financial risks.
Business	Different business types will have varied access depending on if it is large, small-medium or a start-up. Each business will use their pre-existing DUNS number mapped back to their industry. Each industry will be assigned to a SMART city category. The SMART city categories will use the same social impact metrics to evaluate their sustainability over time. The Enterprise and enterprise projects within the

	community are assigned a score.
City Residents	Any resident living in the city or neighboring SMART city projects have the option to upvote on the projects to prioritize what is most important to them and the community. City Residents will also have the option to track their behaviors and record their thoughts around SMART city projects and services to help advance the SMART city around the needs of the residents.

Access levels encourage participation of private and public partnerships at the city and business contract level as the main customers. More connections between users, their city participation, and positive data sharing for sustainable development goals provide more resources to invest in their own SMART cities and other developing SMART city projects. Become a SMART city project owner and Transform Future Cities. Data is your commodity with IoT for Social Impact.

BUSINESS MODEL

IoTeedom offers a contract with the stakeholders on each SMART city project. IoTeedom works with the contract owner and additional stakeholders brought on to procure investment for the digital suite and local city, with a percentage allocated, to support SNG funds provided to the city, ensuring all funds are measured toward the SCALE score.

Business Model


Business Model
Municipality Contract
Enterprise Contract
API
~$0
~$100,000
~$200,000
~$300,000
~$400,000
~$500,000
1) City and enterprise contracts
2) Develop SaaS platform for global citizens
3) Investor Module

MARKET

Number of subnational governments by level (2015-16)

Table 1. **Number of subnational governments by level (2015-16)**

	Number of municipal-level governments	Number of intermediate level governments	Number of state/ regional-level governments	Total number of SNGs
Single-tiered SNG countries	5 718	0	7*	5 725
Two-tiered SNG countries	302 843	102	1 050	303 995
Three-tiered SNG countries	201 187	11 079	643	212 909
Total	**509 748**	**11 181**	**1 700**	**522 629**

* Autonomous regions

Average municipal size by geographical area

Figure 5. Average municipal size by geographical area**



108.090
100.000
97.135
80.000
60.000
52.436
56.027
56.313
40.000
20.000
24.508
26.749
8.598
0
North America*
Europe
Euro-Asia
Latin America
All countries
Middle East & West Asia*
Asia-Pacific
Africa

Average municipal size by SNG country system

Figure 6. Average municipal size by SNG country system**



80.000
70.000
60.000
50.000
40.000
30.000
20.000
10.000
0
68.641
60.026
20.970
56.027
Single-tiered SNG countries
Two-tiered SNG countries
Three-tiered SNG countries
All countries

* Only three countries for the Middle East and West Asia area and two for North America.
** Averages are based on unweighted averages of national averages.

SNG debt as a % of public debt and GDP per capita (2013)

Figure 46. SNG debt as a % of public debt and GDP per capita (2013)



SNG debt as a % of public debt
60%
50%
40%
30%
20%
10%
0%
0
10.000
20.000
30.000
40.000
50.000
60.000
70.000
GDP per capital (USD PPP)
R ² = 0,15948
CHN
CAN
CHE
NOR
IND
EST
AUS
DEU
ESP
RUS
SWE
USA
NGA
PER
COL
LVA
FIN
DNK
BEL
NLD
JPN
BGR
ROU
ZAF
ARG
POL
ITA
FRA
GBR
ISL
AUT
MNE
TUR
CZE
MDA
UKR
SLV
ALB
MNG
BRA
HRV
KAZ
LTU
PRT
SVN
KOR
IRL
KGZ
MAR
IDN
THA
CYP
HUN
GRC
SVK
ISR
MLT

Note: Luxembourg is not represented on the graph as it is an extreme case due to its high GDP per capita (USD 98 163 PPP).

Breakdown of SNG expenditure by economic function as a % of total SNG expenditure (2013)

Figure 14. **Breakdown of SNG expenditure by economic function as a % of total SNG expenditure (2013)**



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2,4%
5,4%
5,7%
8,8%
9,4%
12,5%
13,8%
20,3%
21,8%
1,8%
6,2%
6,1%
10,0%
8,3%
12,4%
13,6%
20,1%
21,6%
5,3%
1,6%
3,4%
2,7%
15,3%
13,2%
14,7%
21,3%
22,6%
All countries (61)
Unitary countries (51)
Federal countries (10)
Defence, security and public order
Environmental protection
Recreation, culture and religion
Housing and community amenities
Health
Social protection
Economic affairs & transport
General public services
Education

* OECD/UCLG (2016), Subnational Governments around the world: Structure and finance.

Total Global SNGs as of 2016 = 522,269

260 City Municipality Contracts by 2030

- .0005% of Global SNGs
- Average of 26 contracts per year
- Target Market in Emerging Markets in Africa and Asia
- Africa has the largest population by municipality
- Average contract value $100,000

56,027 average population size per SNG

- African municipalities have the largest population by municipality allowing for more social impact and people reached by contract
- Ghana alone has 33 cities over the average population size for an SNG
- Nigeria has 100 cities over the average

As populations continue to skyrocket in cities across Africa and communities throughout Asia crowd into slums amid the mass migration to major metropolitan areas, new social, economic, and environmental problems have multiplied while old issues remain unsolved. Thankfully, SMART city solutions provide the tools necessary for these cities to survive through scalable and sustainable development driven by IoTeedom's advanced urban planning software. By expanding into these regions, we bring SMART city solutions to an estimated 260 municipalities and 14.6 million users added to the IoTeedom platform by 2030.

* OECD/UCLG (2016), Subnational Governments around the world: Structure and finance.

COMPETITIVE LANDSCAPE

Our competitors operate in the SMART city and urban planning software space. Top software companies lead the curve in terms of hardware and network solutions. To be competitive in this environment, IoTeedom plans to create a global, SMART city ecosystem connecting social and economic data to ID properties. Unlike our competitors, IoTeedom's **custom-designed SCALE scoring system** provides efficient, qualitative analytics linked back to the **Return on Investment** and **Social Impact** of SMART city projects.

IoTeedom will employ **real-time monitoring** and **validation of data** exchange on the platform in the form of a tracker (via social networks and publication websites) to help citizens and cities better understand the social, environmental and economic impact of their actions and investments.

Additional competitors in the ESG scoring space are S & P Global, Refinitiv and Factset.

Competitors


Challengers
Leaders
Huawei
Microsoft
SAP
IBM
VMWare
Tata Consultancy
COPA-DATA
Place Score
iCuantix
UrbanFootprint
Urbanetic
Swiftly
ONHYS
Siemens
Firware
Mobileye
Ideascale
NichePlayers
Visionaries
ABILITY TO EXECUTE
COMPLETENESS OF VISION

PROGRESS

- Attended GES 2017 and GES 2019 with representation for IoTeedom and global press conferences
- Development of business partnership and sister company in Hyderabad, Telangana India with public and private partnerships
- Partnership with Ojodu, L.C.D.A. in Lagos, State Nigeria with MoU for land allocation and future SMART city project
- Completion of the ALTS Capital Accelerator program and graduate
- Partnership with Siradel (Engie) in France for use of 3D City Models in software
- Mentor company for ALTS Capital
- Issuance of warrant agreements and common stock offering
- Use Case in Ghana in development stages
- Partnership with Confluent Media in Ghana
- US Ghana Business Summit - 3 editions

PRESS

- GES Summit 2017 opening press statement, Hyderabad, India
- Hospital Visit Press Conference, Hyderabad, India
- Official GES Summit 2019, the Hague Netherlands
- Ghana Web, 2020
- Ghana News Agency, 2020

TEAM

Our diverse team brings experience and perspective from all over the world, including the United States, Lebanon, India and Europe. Our different backgrounds showcase the mission of IoTeedom: to connect people, planet and policy to take action and create social impact.

With over 35 years of combined experience in international relations, business, SMART cities and technology, we provide more access and opportunity for people to invest in and raise social impact awareness.

In addition, our team will work to expand current research and data in cities, through organization and a continued effort to become ISO 37122:2019 compliant. We will achieve this through certification bodies in working groups at each of the SNGs deploying the software. IoTeedom will work with local providers in ICT industries to gather and integrate data into the IoTeedom platform to continue to assign scores to increase data and knowledge advancing social impact and economic models in each region.



Brianna Cook

Founder & CEO

Brianna is the founder and CEO at IoTeedom, starting in 2017 after completing her Master's degree in International Business. Brianna has over 10 years of sales and marketing experience working with different level international enterprises to form their sales and marketing strategy within both the B2B and B2C markets. She currently works as a Digital Consultant and Independent contractor.

Brianna formed IoTeedom after researching the agglomeration economy in Tokyo, Japan. She wanted to find a solution - a network - to interconnect these mega-economies via technology all over the world to help people live a better quality of life and share resources as done in Eastern, collectivist cultures.



Charbel Abi Khalil

Partner

A creative and business-savvy professional, Charbel has over 15 years of progressive experience across a broad range of technical, sales and management functions in diverse ICT segments.

Currently, Charbel is a Business Development Manager of SIRADEL MEA, working with cities and technology players to support advancing ICT accessibility and digital inclusion in urban environments and across a broad range of functions that are important to all cities.

Prior to joining SIRADEL, Charbel held several positions in Project Management, Product Management, Business Consulting, and Key Account Management. He has worked closely with international clients and partners and performed in-depth analyses and benchmarking to identify optimal solutions and build key account relationships.

Charbel holds a Master's degree in Telecommunications Engineering, a certificate in Management of SMART Urban Infrastructures from the École Polytechnique Fédérale de Lausanne, Social Media Marketing from Northwestern University, and a Data Science Professional from IBM.





Khizran Khan

Director

Khizran has a Bachelor's degree in Electronics & Communications Engineering. He is currently working on a fibre optics and broadband connectivity project for FIFA 2022 in Qatar.

Khizran and Brianna met after the Global Entrepreneurship Summit 2017 in Hyderabad, Telangana. Khizran has assisted in the promotion of IoTeedom to the Indian government and start-up business scheme. He has also assisted in gaining hardware and IT vendors within India.

Derek Van Vliet

Advisor, ALTS Capital, Stamford, CT

IoTeedom is a graduate of the ALTS Capital Online Accelerator Program. This is a global program designed to scale best-in-class startups. We are pleased to have IoTeedom as one of our Venture Portfolio Companies. IoTeedom and its "SMART Cities" solution represents a great derivative play on the growth of emerging markets. Brianna has demonstrated herself to be one of the great emerging thought leaders in Internet of Things ("IOT") businesses and international development efforts.

USE OF PROCEEDS

If the offering's maximum amount of $249,918 is raised:

Use	Value	% of Proceeds
MVP Development	$99,967	40.0%
Marketing & Sales	$49,982	20.0%
Management	$37,486	15.0%
Local City Investment	$30,000	12.0%
Operating expenses	$20,237	8.1%
Intermediary fees	$12,246	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in IoTeedom Inc.. This offering must raise at least $10,000 by November 19, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. IoTeedom may issue additional securities to raise up to $249,918, the offering's *maximum*.

$215 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

120,554 shares
× $9.78 per share
$1,179,018 implied valuation

COVID Relief:

This offering is being conducted on an expedited basis due to circumstances relating to COVID-19 and pursuant to the SEC's temporary COVID-19 regulatory relief set out in Regulation Crowdfunding §227.201(z).

Offering maximum:

In reliance on this relief, financial information certified by the principal executive officer of the issuer has been provided instead of financial statements reviewed by a public accountant that is independent of the issuer, in setting the offering maximum of $250,000.

PITCH DECK


IOTEEDOM
SMART CITIES
NetCapital
"We can not solve our problems with
the same level of thinking that created
"You cannot escape the responsibility of
tomorrow by evading it today."
Abraham Lincoln
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FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Aug 18, 2020 • Primary offering of 25,554 shares at $9.78

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